EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of CVR Refining GP, LLC
The Unitholders of CVR Refining, LP
The General Partner of CVR Refining, LP

We have issued our reports dated February 23, 2018, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CVR Refining, LP on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of CVR Refining, LP on Form S-8 (File No. 333-190606) and on Form S-3 (File No. 333-196995).

/s/ GRANT THORNTON LLP

Kansas City, Missouri
February 23, 2018